Exhibit 4.2

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

CSX CORPORATION

$[500,000,000][300,000,000]

3.800% NOTES DUE 2028

No. R-[1][2]	CUSIP No. 126408HJ5

This security (the “Security”) is one of a duly authorized issue of securities (herein called the “Securities”) of CSX Corporation, a Virginia corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), issued and to be issued in one or more series under an indenture, unlimited as to aggregate principal amount, dated as of August 1, 1990 between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture (as hereinafter defined)), as supplemented by a First Supplemental Indenture dated as of June 15, 1991, a Second Supplemental Indenture dated as of May 6, 1997, a Third Supplemental Indenture dated as of April 22, 1998, a Fourth Supplemental Indenture dated as of October 30, 2001, a Fifth Supplemental Indenture dated as of October 27, 2003, a Sixth Supplemental Indenture dated as of September 23, 2004, a Seventh Supplemental Indenture dated as of April 25, 2007 and an Eighth Supplemental Indenture dated as of March 24, 2010, to which indenture and all indentures supplemental thereto (the indenture, as supplemented being herein called the “Indenture”) reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, which series has been issued in an initial aggregate principal amount of $800,000,000 (EIGHT HUNDRED MILLION DOLLARS). All Securities of this series need not be issued at the same time and such series may be reopened at any time, without the consent of any Holder, for issuances of additional Securities of this series. Any such additional Securities of this series will have the same interest rate, maturity and other terms as those initially issued. Further Securities of this series may also be authenticated and delivered as provided by Sections 304, 305, 306 or 906 of the Indenture. This Security represents an aggregate initial principal amount of $[500,000,000 (FIVE HUNDRED MILLION DOLLARS)] [300,000,000 (THREE HUNDRED MILLION DOLLARS)] (adjusted from time to time in accordance with the terms and provisions hereof and as set forth on Exhibit A hereto, the “Principal Amount”) of the Securities of such series, with the Interest Payment Dates, date of original issuance and date of Maturity specified herein and bearing interest on said Principal Amount at the interest rate specified herein.

The Company, for value received, hereby promises to pay CEDE & CO., or its registered assigns, the principal sum of $[500,000,000 (FIVE HUNDRED MILLION DOLLARS)] [300,000,000 (THREE HUNDRED MILLION DOLLARS)] on March 1, 2028 and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) thereon from February 20, 2018 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if the date of this Security is an Interest Payment Date to which interest has been paid or duly provided for, then from the date hereof, semiannually in arrears on March 1 and September 1 of each year, commencing September 1, 2018, and at Maturity at the rate of 3.800% per annum, until the principal hereof is paid or duly made available for payment. The Company shall pay interest on overdue principal and premium, if any, and (to the extent lawful) interest on overdue installments of interest at the rate per annum borne by the Security. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 15 or August 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest, notice whereof shall be given to the Holder of this Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or quoted, and upon such notice as may be required by such exchange or system, all as more fully provided in such Indenture. Notwithstanding the foregoing, interest payable on this Security at Maturity will be payable to the person to whom principal is payable.

This Security is exchangeable in whole or from time to time in part for definitive Registered Securities of this series only as provided in this paragraph. If (x) the Depository with respect to the Securities of this series (the “Depository”) notifies the Company that it is unwilling, unable or ineligible to continue as Depository for this Security or if at any time the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor Depository is not appointed by the Company within 90 days, (y) the Company in its sole discretion determines that this Security shall be exchangeable for definitive Registered Securities and executes and delivers to the Trustee a Company Order providing that this Security shall be so exchangeable or (z) there shall have happened and be continuing an

Event of Default or any event which, after notice or lapse of time, or both, would become an Event of Default with respect to the Securities of the series of which this Security is a part, this Security or any portion hereof shall, in the case of clause (x) above, be exchanged for definitive Registered Securities of this series, and in the case of clauses (y) and (z) above, be exchangeable for definitive Registered Securities of this series, provided that the definitive Security so issued in exchange for this Security shall be in authorized denominations and be of like tenor and of an equal aggregate principal amount as the portion of the Security to be exchanged, and provided further that, in the case of clauses (y) and (z) above, definitive Registered Securities of this series will be issued in exchange for this Security, or any portion hereof, only if such definitive Registered Securities were requested by written notice to the Security Registrar by or on behalf of a Person who is a beneficial owner of an interest herein given through the Holder hereof. Any definitive Registered Security of this series issued in exchange for this Security, or any portion hereof, shall be registered in the name or names of such Person or Persons as the Holder hereof shall instruct the Security Registrar. Except as provided above, owners of beneficial interests in this Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders thereof for any purpose under the Indenture.

Any exchange of this Security or portion hereof for one or more definitive Registered Securities of this series will be made at the New York office of the Security Registrar or at the office of any transfer agent designated by the Company for that purpose. Upon exchange of any portion of this Security for one or more definitive Registered Securities of this series, the Trustee shall endorse Exhibit A of this Security to reflect the reduction of its Principal Amount by an amount equal to the aggregate principal amount of the definitive Registered Securities of this series so issued in exchange, whereupon the Principal Amount hereof shall be reduced for all purposes by the amount so exchanged and noted. Except as otherwise provided herein or in the Indenture, until exchanged in full for one or more definitive Registered Securities of this series, this Security shall in all respects be subject to and entitled to the same benefits and conditions under the Indenture as a duly authenticated and delivered definitive Registered Security of this series.

The principal and any interest in respect of any portion of this Security payable in respect of an Interest Payment Date or at the Stated Maturity thereof, in each case occurring prior to the exchange of such portion for a definitive Registered Security or Securities of this series, will be paid, as provided herein, to the Holder hereof which will undertake in such circumstances to credit any such principal and interest received by it in respect of this Security to the respective accounts of the Persons who are the beneficial owners of such interests on such Interest Payment Date or at Stated Maturity. If a definitive Registered Security or Registered Securities of this series are issued in exchange for any portion of this Security after the close of business at the office or agency where such exchange occurs on (i) any Regular Record Date and before the opening of business at such office or agency on the relevant Interest Payment Date or (ii) any Special Record Date and before the opening of business at such office or agency on the related proposed date for payment of Defaulted Interest, then interest or Defaulted Interest, as the case may be, will not be payable on such Interest Payment Date or proposed date for payment, as the case may be, in respect of such Registered Security, but will be payable on such Interest Payment Date or proposed date for payment, as the case may be, only to the Holder hereof, and the Holder hereof will undertake in such circumstances to credit such interest to the account or accounts of the Persons who were the beneficial owners of such portion of this Security on such Regular Record Date or Special Record Date, as the case may be.

Payment of the principal of and any such interest on this Security will be made at the offices of the Trustee as Paying Agent, in the Borough of Manhattan, The City of New York, or at such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts by check mailed to the registered Holders thereof; provided, however, that at the option of the Holder, payment of interest may be made by wire transfer of immediately available funds to an account of the Person entitled hereto as such account shall be provided to the Security Registrar and shall appear in the Security Register.

The Securities shall be redeemable, in whole or in part, at the Company’s option at any time. If the Securities are redeemed prior to the date that is three months prior to the Maturity date, the Redemption Price for the Securities to be redeemed shall equal the greater of the following amounts, plus, in each case, accrued interest thereon to the Redemption Date:

•	100% of the principal amount of such Securities; or

•	as determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (not including any portion of any payments of interest accrued from the most recent Interest Payment Date to which interest has been paid to the Redemption Date) discounted to the Redemption Date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 15 basis points.

If the Securities are redeemed on or after the date that is three months prior to the Maturity date, the redemption price for the Securities to be redeemed will equal 100% of the principal amount of such Securities, plus accrued interest to the Redemption Date.

•	The Redemption Price shall be calculated by the Independent Investment Banker assuming a 360-day year consisting of twelve 30-day months.

“Adjusted Treasury Rate” means, with respect to any Redemption Date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Securities to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date. The Company shall notify the Trustee, in an Officers’ Certificate, of the Redemption Price no later than the second Business Day preceding the Redemption Date. The Officers’ Certificate shall set forth the Redemption Price both as an aggregate amount for all the Securities to be redeemed and as an amount per $1,000 in principal amount of the Securities to be redeemed, subject to a minimum $2,000 denomination as set forth below.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Citigroup Global Markets, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC or UBS Securities LLC and their respective successors, or if they are unwilling or unable to serve in that capacity, an independent investment and banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means each of:

•	Citigroup Global Markets, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and UBS Securities LLC and their respective successors; provided that, if any ceases to be a primary U.S. Government securities dealer in the United States (“Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer; and

•	up to four other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such Redemption Date.

Notice of redemption shall be given as provided in Section 1104 of the Indenture; provided, that such notice shall not be required to include the Redemption Price but shall instead include the manner of calculation of the Redemption Price. If the Company elects to partially redeem the Securities, the Trustee will select the Securities to be redeemed in a manner that it deems fair and appropriate, or in accordance with the applicable procedures of the depositary.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Securities or portions thereof called for redemption.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series (including this Security and the interests represented hereby) may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and any interest on the Securities of this series (including this Security and the interests represented hereby) shall terminate.

If a Change of Control Repurchase Event occurs, unless the Company has exercised the Company’s right to redeem the Securities as described above, the Company will be required to make an offer to each Holder of the Securities to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of the Securities repurchased plus any accrued and unpaid interest on the Securities repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Securities on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached the Company’s obligations under the Change of Control Repurchase Event provisions of the Securities by virtue of such conflict or compliance.

On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(1)	accept for payment all the Securities or portions of the Securities properly tendered pursuant to the Company’s offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the Securities or portions of the Securities properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an officers’ certificate stating the aggregate principal amount of the Securities being purchased by the Company.

The paying agent will promptly pay to each holder of the Securities properly tendered the purchase price for the Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Securities surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will not be required to make an offer to repurchase the Securities upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all the Securities properly tendered and not withdrawn under its offer.

For purposes of the foregoing description of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Ratings Event” means that on any day within the 60-day period (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control; or (2) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control, the Securities are rated below Investment Grade by each of the Rating Agencies. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the ratings event).

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or the Company’s subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Securities or fails to make a rating of such Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Chief Executive Officer or Chief Financial Officer) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Trustee shall be entitled to deduct FATCA Withholding Tax that it is required to deduct.

For purposes of the foregoing discussion of matters concerning the Trustee, the following definitions are applicable:

“FATCA Withholding Tax” means any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance with certain conditions set forth therein, which provisions shall apply to this Security.

The provisions of Article Fourteen of the Indenture apply to Securities of this series.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding on behalf of the Holders of all Securities of such series to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and the Persons who are beneficial owners of interests represented hereby, and of any Security issued in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Outstanding Securities of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or interest on this Security on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein and herein set forth, the transfer of Registered Securities of the series of which this Security is a part may be registered on the Security Register of the Company, upon surrender of such Securities for registration of transfer at the office of the Security Registrar, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder thereof or his attorney duly authorized in writing, and thereupon one or two more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange of Securities as provided above, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series of which this Security is a part are issuable only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, the Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

The Securities of this series shall be dated the date of their authentication.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: , 2018	CSX CORPORATION

By:
		Name:	Peter J. Shudtz
		Title:	Vice President and General Counsel

Attest:

Assistant Corporate Secretary

Florida                                         ) ss.:

                                                     )

Before me, a Notary Public in and for said State and County/City, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, the company on behalf of which he acted executed the instrument.

WITNESS my hand and official seal this      day of             , 2018, in the State and County/City aforesaid.

Notary Public in and for the State and County/City aforesaid

My commission expires:

Printed Name of Notary Public:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of a series issued under the Indenture described herein.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:
Authorized Officer

FORM OF TRANSFER NOTICE

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Security on the books of the Security Registrar with full power of substitution in the premises.

Date:
NOTICE: The signature to this assignment must
correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

EXHIBIT A

Schedule of Exchanges